Exhibit 99.1

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(Unaudited)

($ in millions)

	July 29, 2006	January 28, 2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$151	$374
Accounts and Other Receivables	100	60
Merchandise Inventory	1,356	1,175
Prepaid Expenses and Other Current Assets	31	33
Note Receivable from Affiliate	105	100
Current Deferred Tax Assets	72	72

Total Current Assets	1,815	1,814

Property and Equipment, Net	1,723	1,798
Goodwill	359	359
Deferred Tax Assets	360	301
Restricted Cash	14	17
Other Assets	128	114

	$4,399	$4,403

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts Payable	$525	$234
Accrued Expenses and Other Current Liabilities	344	282
Income Taxes Payable	56	75
Current Deferred Tax Liabilities	35	35
Due To Affiliates, Net	152	874
Current Portion of Long-term Debt	33	31

Total Current Liabilities	1,145	1,531

Long-term Debt	2,267	1,823
Note Payable to Parent	74	70
Deferred Tax Liabilities	589	586
Deferred Rent Liabilities	129	143
Other Non-current Liabilities	43	32

STOCKHOLDER’S EQUITY:
Total Stockholder’s Equity	152	218

	$4,399	$4,403

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited)

($ in millions)

	13 Weeks Ended July 29, 2006	26 Weeks Ended July 29, 2006
Net Sales	$1,609	$3,286
Other Revenues (a)	26	48

Total Revenues	1,635	3,334

Cost of Sales	1,075	2,173
Cost of Other Revenues (a)	4	7

Gross Margin	556	1,154

Expenses:
Selling, General and Administrative Expenses(a)	522	1,046
Depreciation and Amortization	56	129
Restructuring and Other Charges	1	5

Total Operating Expenses	579	1,180

Operating Loss	(23)	(26)

Other (Expense)/Income:
Interest Expense (a)	(79)	(141)
Interest and Other Income, Net (a)	15	40

Loss Before Income Taxes	(87)	(127)

Income Tax Benefit	38	53

Net Loss	$(49)	$(74)

(a)	Includes results from transactions with related parties.

Toys “R” Us Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

	13 weeks ended	26 weeks ended
	July 29, 2006	July 29, 2006
Cash Flows from Operating Activities
Net loss	(49)	(74)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	56	129
Amortization of debt issuance costs	7	15
Deferred income taxes	(44)	(57)
Non-cash portion of restructuring and other charges	1	5
Other non-cash items	1	3

Changes in operating assets and liabilities:
Accounts and other receivables	(53)	(39)
Merchandise inventories	22	(180)
Prepaid expenses and other assets	(7)	(4)
Due to affiliates, net	(666)	(724)
Accounts payable, accrued expenses and other liabilities	380	348
Income taxes payable	(7)	(19)
Other assets and liabilities	(5)	(3)

Net cash used in operating activities	(364)	(600)

Cash Flows from Investing Activities
Capital expenditures	(43)	(58)
(Increase) / Decrease in restricted cash	(2)	3
Proceeds from sale of fixed assets	2	10
Acquisition of minority interest in Toysrus.com	—	(6)

Net cash used in investing activities	(43)	(51)

Cash Flows from Financing Activities
Long-term debt borrowings	1,476	1,481
Capitalized debt issuance costs	(20)	(20)
Long-term debt repayment	(1,020)	(1,039)

Net cash provided by financing activities	436	422

Effect of exchange rate changes on cash and cash equivalents	(2)	6

Cash and Cash Equivalents
Increase / (Decrease) during period	27	(223)
Beginning of period	124	374

End of period	151	151